Exhibit 99.3(a)

SELLING AGREEMENT

THIS SELLING AGREEMENT (Agreement) is made and entered into by and between National Integrity Life Insurance Company (Company) and Touchstone Securities, Inc. (herein jointly and severally referred to as DISTRIBUTOR) and                             (Broker- Dealer Name), (herein referred to as Broker-Dealer) and its affiliated insurance agencies, if any (herein separately referred to as Insurance Agency). Said Broker-Dealer and its affiliated Insurance Agency, if applicable, may be collectively referred to as Broker-Dealer or Agent.

DISTRIBUTOR hereby appoints Agent to recommend agents for appointments solicit and sell certain annuity contracts (Contracts) that are described on the attached Schedule of Commissions, as amended from time to time.

This Agreement begins on the date it is accepted and executed by DISTRIBUTOR (the Effective Date) and shall continue in force until terminated as herein provided.

THIS AGREEMENT includes the Broker-Dealer Information page, Terms and Conditions, the attached Schedules of Commissions (as amended from time to time), and all other schedules, exhibits or addenda referencing this Agreement and now or hereafter appended by DISTRIBUTOR, all of which are incorporated herein by reference.

TERMS AND CONDITIONS

1.  REPRESENTATIONS.

(a)          Touchstone Securities, Inc. represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934 (1934 Act) and under the state securities laws of each jurisdiction in which registration is required for the sale of the Contracts.

(b)         Broker-Dealer represents that it is registered as a broker-dealer under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for the sale of the Contracts, and that the Broker-Dealer is a member of the NASD; and

(c)          Insurance Agency represents that any associated person of the Insurance Agency who requests an agent appointment from Company has not been convicted of a felony or a misdemeanor involving fraud or dishonesty.

(d)         Company represents that:

1.               the variable annuity Contracts, including related separate accounts, shall comply in all material respects with all applicable requirements of the Securities Act of 1933 (1933 Act) and any other applicable federal securities laws, rules, and regulations;

2.               the Contracts it issues have been duly filed and approved by the state insurance departments in such jurisdictions where it is authorized to do business, unless otherwise indicated in the Schedule of Commissions; and

3.               the variable annuity Contract prospectuses included in the Company’s registration statements and in post-effective amendments thereto, and any supplements thereto, as filed with the SEC, contain all material statements and information which are required to be stated therein by the federal securities laws and in all material respects conform to the requirements thereof.

2.  APPOINTMENT; RELATIONSHIP.  DISTRIBUTOR hereby appoints Agent to represent Company as an independent contractor in accordance with this Agreement. Nothing contained in this Agreement shall make Broker-Dealer, its registered representatives or any of its employees, employees of DISTRIBUTOR. Broker-Dealer shall be responsible for the acts and any omissions to act of its registered representatives. If applicable, Broker-Dealer shall provide to the Company an annual certification and access to books and records as a service provider to the Company’s separate accounts under Investment Company Act of 1940 Rule 38a-1.

3.  AUTHORITY; RESPONSIBILITY OF BROKER-DEALER.  Broker-Dealer is authorized and charged with the responsibility and agrees:

(a)          to solicit sales of Contracts in only those jurisdictions where the Contracts are authorized for sale, obtain completed applications therefore on forms authorized by Company, and collect the full initial contributions for the Contracts to be issued, subject to and in accordance with the rules and regulations of DISTRIBUTOR. All applications and the full amount of all contributions, without offset, demand or deduction (except as otherwise allowed by DISTRIBUTOR), shall be promptly remitted to Company. Variable annuity applications must be forwarded by Broker-Dealer to the Company no later than the end of the next business day following receipt by the Broker-Dealer. Broker-Dealer will not submit an application for a variable annuity without previously making a determination that the purchase is suitable for the applicant. This suitability determination will be made in accordance with the standards set forth by the NASD, and any applicable state laws or regulations on suitability of sales of annuities;

(b)         to recommend to duly licensed, registered and appointed registered representatives to solicit Contracts on behalf of Company. DISTRIBUTOR may in its sole discretion and without recourse disapprove the proposed appointment of a registered representative or terminate the appointment of a registered representative at any time with timely notice to Broker-Dealer. Broker-Dealer shall inform DISTRIBUTOR promptly when a registered representative terminates and shall inform DISTRIBUTOR if any registered representative who is appointed by Company ceases to be associated with Broker-Dealer or becomes the subject of adverse action (e.g., an amended U-4 or U-5);

(c)          to make reasonable efforts to maintain the Company’s Contracts in force and to provide reasonable assistance to the Company’s Contract owners;

(d)         to observe and comply with all applicable privacy, insurance and securities laws and regulations, and all administrative rules of the Company, which includes such procedures as may be described online at the Company’s websites for agents. In the event of any dispute between the parties hereto as to the interpretation of administrative rules, DISTRIBUTOR, in its sole discretion, shall resolve any such dispute;

(e)          to keep such records in such form as may be reasonably required by DISTRIBUTOR and as required under applicable laws and regulations;

(f)            to pay expenses incurred in the performance of this Agreement and to furnish on request a fidelity bond in an amount and in such form as may be requested by DISTRIBUTOR;

(g)         to deliver policies and documents to customers within 10 days of receipt and secure and maintain delivery receipts if required; and

(h)         to promptly notify DISTRIBUTOR verbally or in writing of any customer complaint, and in writing of any complaint that involves regulatory investigation or potential litigation of which Broker-Dealer or Insurance Agency becomes aware. Conversely, Broker-Dealer and Insurance Agency shall respond to any request from DISTRIBUTOR for documentation necessary to respond to inquiries or complaints from customers or regulators within the time period requested.

4. LIMITATIONS ON BROKER-DEALER’S AUTHORITY. The authority granted to Broker-Dealer does not permit it or any of its registered representatives to:

(a)          waive or modify any terms, rates, conditions or limitations of any Contract; adjust, settle or admit liability on any claim or enter into any legal proceedings pertaining to DISTRIBUTOR’s business, unless authorized in writing by DISTRIBUTOR; incur any debt or expense on behalf of DISTRIBUTOR without prior written consent; bind DISTRIBUTOR by any promise or agreement; or exercise any authority on behalf of DISTRIBUTOR other than as expressly authorized by this Agreement;

(b)         pay or allow or offer to pay or allow as an inducement to any person to purchase, any rebate of contribution or consideration or any inducement not specified in the Contract; or

(c)          publish or circulate any advertisement, sales literature, contract analysis, proposal, illustration, or other printed material referring to DISTRIBUTOR, or its products without prior written consent of DISTRIBUTOR; or

(d)         engage in any activity prohibited by federal or state laws regulating financial institutions, to the extent that Broker-Dealer is considered a financial institution under the Gramm-Leach-Bliley Act, the USA PATRIOT Act, or any other applicable federal or state laws or regulations.

5.  TERRITORY. No territory is assigned exclusively to Broker-Dealer.

6.  DISTRIBUTOR RIGHTS.  DISTRIBUTOR specifically reserves the right, on prior written notice to Broker-Dealer, to:

(a)          discontinue, withdraw or suspend sales of any Contract from any state or territory;

(b)         modify or change the condition or terms under which any Contract may be offered;

(c)          modify, amend, delete or add any DISTRIBUTOR rule or procedure;

(d)         cease doing business in any state;

(e)          in its sole discretion and without recourse, disapprove the proposed appointment of a sub-agent or terminate the appointment of a sub-agent at any time with timely notice to Agent; and

(f)            have access to its appointed agents to deliver product and administrative training.

Any change resulting from the exercise of these rights by the DISTRIBUTOR will be effective immediately upon receipt of written notice by Agent, unless otherwise provided in the notice.

7.  COMPENSATION

(a)          As full compensation for the services of Broker-Dealer, and, if applicable, services of any registered representatives of Broker-Dealer, Company will pay Broker-Dealer or Insurance Agency commissions through electronic fund transfer according to the attached Schedules of Commissions; except that if required by law any commissions due to a registered representative shall be paid directly to such registered representative. Broker-Dealer covenants that all necessary contractual arrangements shall be in place to allow Company to pay Broker-Dealer, or any of its affiliates, for business produced by registered representatives in the jurisdictions in which they hold licenses. Broker-Dealer agrees to pay all compensation, if any, due to any person, including registered representatives, with respect to business produced pursuant to this Agreement and, to the extent that DISTRIBUTOR pays compensation only to Broker-Dealer or Insurance Agency, Broker-Dealer and Insurance Agency agree to hold DISTRIBUTOR harmless against any claim made by a registered representative against DISTRIBUTOR for non-payment of compensation.

(b)         DISTRIBUTOR may, on 15 days prior notice to Broker-Dealer, change or terminate the compensation allowance on any Contracts, or add new Contract forms and establish the rate of compensation thereon. DISTRIBUTOR also reserves the right to revise, without prior notice, commissions for Contracts issued, renewed, converted or exchanged involving a program where the interest rate paid on a Contract is enhanced for some period of time and the commission payable to the Broker-Dealer is reduced (Special Customer Value Program).

(c)          If Company, for any reason, refunds any contribution or part of a contribution on any Contract, any commissions paid Broker-Dealer on such contributions being refunded shall be immediately repaid to the Company or, at the option of the Company, deducted by Company from any compensation payable to Broker-Dealer. If Broker-Dealer’s customer exercises the right to cancel the Contract on a date later than ten days after the date the Contract was issued, and the customer’s free look period was extended by the failure of Broker-Dealer or its registered representative to deliver the Contract in a timely manner, any market loss sustained by Company in order to refund the amount due to the customer shall be paid by Broker-Dealer to the Company.

(d)         With respect to all product distributions made by the Company in the first contract year other than payment of death claims, Broker-Dealer shall refund all compensation in accordance with the Schedule of Commissions, and with respect to product annuitizations in the first contract year, Broker-Dealer shall refund compensation received in excess of the first year annuitization commission.

(e)          The amount, if any, and the time of payment of commissions and fees on replacements, changes, exchanges,  and other special cases shall be governed by the rules and regulations of Company.

(f)            The payment of compensation shall always be subject to Broker-Dealer and/or its registered representatives being properly licensed in the jurisdiction of record and appointed by the Company. Company may terminate for lack of production the appointment of any agent who has not submitted an accepted application to the Company in the previous two year period.

(g)         The Company shall owe no compensation on any contribution received after termination of this Agreement.

8. INDEBTEDNESS. Any indebtedness due from Broker Dealer or its registered representatives will be a first lien on any monies due or to become due to Broker-Dealer under this Agreement; and DISTRIBUTOR may, at any time, deduct from any monies due Broker-Dealer, any such indebtedness together with interest at the legal rate and any collection costs incurred by DISTRIBUTOR.

9.  ASSIGNMENT. No assignment of this Agreement or of any compensation due or to become due shall be valid unless approved in advance in writing by DISTRIBUTOR. Any assignment shall be subject to any existing or future indebtedness due to DISTRIBUTOR from Broker-Dealer and its registered representatives.

10. REMITTANCES. Broker-Dealer is responsible for any monies received or collected on behalf of Company, whether by Broker-Dealer or its registered representatives or its employees. All monies received shall be remitted to Company as promptly as possible, and all initial contributions received by Agent shall be remitted to Company with the Contract application in accordance with the Company’s rules and procedures. All monies shall be held by Broker-Dealer in a fiduciary capacity until remitted in full to Company and shall not be misappropriated, commingled, or withheld from Company.

11.  INDEMNITY.

(a)          No party to this Agreement will be liable for any obligation, act or omission of the other. Each party shall defend and indemnify the other and its affiliated companies, officers, directors, employees, agents and control persons, with respect to any and all losses, damages, unjust or wrongful enrichment, claims or expenses (including reasonable attorney’s fees) arising from such party’s breach of any provision of this Agreement or an applicable legal obligation.

(b)         Company agrees to indemnify and hold harmless Broker-Dealer, and its officers, directors, employees, agents and control persons from and against any and all loss or expense to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such loss or expense (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts filed pursuant to the 1933 Act or any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature provided to  Broker-Dealer by DISTRIBUTOR.

(c)          The terms of this section shall survive the termination of this Agreement.

12. MATERIALS AND RECORDS.

(a)          All DISTRIBUTOR materials developed and provided to Broker-Dealer such as programs, manuals, tapes, guidelines, advertisements, sales literature or any other information or printed materials pertaining to DISTRIBUTOR’s products, or their content, shall remain the sole and exclusive property of DISTRIBUTOR, and shall be used only in the solicitation of applications for Company’s Contracts and may not be used for any other purpose without prior written approval of DISTRIBUTOR.

(b)         All accounts, ledgers, correspondence and other records of each party pertaining to this Agreement shall be open for inspection by any officer or duly authorized representative of the other party.

13.  TERMINATION.

(a)          Any party may terminate this Agreement with or without cause by written notice mailed or delivered to the last known address of the other party.

(b)         This Agreement will terminate, without notice, immediately and automatically in the event of Broker-Dealer’s violation of or non-compliance with the terms of this Agreement.

(c)          If this Agreement is with a corporation or partnership, its dissolution, bankruptcy or insolvency or assignment for the benefit of creditors shall immediately and automatically, without notice, terminate the Agreement.

(d)         A revocation or suspension of Broker-Dealer’s or Insurance Agency’s license by its domiciliary insurance department shall, without notice, effect an immediate and automatic termination of this Agreement and forfeiture of all rights, including any termination rights.

(e)          If this Agreement is with a corporation, partnership or other business entity and state laws, where Broker-Dealer resides, require the licensing of a corporation, partnership or such other business entity in order to sell insurance, then in that event a revocation or suspension of said license by the governing body shall, without notice, effect an immediate and automatic termination of this Agreement and forfeiture of all rights, including any termination rights.

14. CONFIDENTIAL INFORMATION.

(a)          As used in this Agreement: the term “Customers” means all individuals, insureds, applicants, and clientele referred to DISTRIBUTOR by Broker-Dealer and registered representatives. The term “Contract Owners” means Customers who purchase Contracts through DISTRIBUTOR.

(b)         The names, addresses and personal information of Customers (“Customer Information”) are, and shall be considered, confidential and proprietary. All parties agree to keep all Customer Information confidential. Further, all parties agree that they will not disclose Customer Information to any third party, unless: (i) required by a federal or state agency;  or (ii) required by law, including, but not limited to, by deposition, interrogatory, request for documents, or similar process. If any party is required by law or regulator to disclose Customer Information, the disclosing party shall promptly notify the other parties   to allow the parties not subject to the disclosure requirement to protect their proprietary interest therein. All parties shall ensure compliance with the terms of this paragraph by their directors, officers, employees, subsidiaries and affiliates. Further, all parties shall use commercially prudent efforts to ensure compliance with the terms of this paragraph by other agents and subcontractors. The terms of this paragraph shall survive the termination of this Agreement.

(c)          Notwithstanding this section, the parties agree to comply with all applicable provisions of the Gramm-Leach-Bliley Act and all rules and regulations promulgated thereunder by the SEC, NASD, or state insurance departments.

15.  ANTI-MONEY LAUNDERING. All parties warrant and represent that they will comply with all applicable Anti-Money Laundering requirements of the USA PATRIOT Act.

16.  GENERAL PROVISIONS.

(a)          The invalidity or unenforceability of any of the terms or conditions herein shall not render invalid or unenforceable any of the other terms or conditions of this Agreement.

(b)         Broker-Dealer agrees that it will not: (1) induce any agent of the Company to discontinue its agent’s contract or any Contract Owner to replace a contract of the Company with a policy or contract of another company, unless the replacement is in the best interests of the Contract Owner; (2) fail to pay over money or withhold records or property belonging to DISTRIBUTOR; or (3) willfully fail to comply with any securities laws, insurance laws or rules or regulations of DISTRIBUTOR. If any of these events shall occur, the obligation of DISTRIBUTOR to pay compensation under any and all agency Agreements with DISTRIBUTOR shall, without notice, immediately and automatically cease.

(c)          DISTRIBUTOR and Broker-Dealer represent and warrant that the entering into and performance of this Agreement does not and will not conflict with or cause a breach of any other agreement to which either is a party.

(d)         Forbearance or neglect of DISTRIBUTOR to insist on the performance of any provisions of this Agreement at any time or under any circumstances shall not constitute a waiver.

(e)          This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

(f)            This Agreement, including the attached Schedule of Commissions and any supplements, shall become effective on the Effective Date and shall terminate and supersede any prior agreements between Broker-Dealer and DISTRIBUTOR. No oral promises or representations shall be binding nor shall this Agreement be modified except by agreement in writing executed on behalf of DISTRIBUTOR by a duly authorized officer of DISTRIBUTOR.

(g)         Broker-Dealer agrees to comply with Company’s rules and procedures related to sales of annuities to senior citizens, which rules and procedures may be amended by Company at any time upon prior written notice to Broker-Dealer. This provision will survive termination of the Agreement to the extent necessary to allow Company to comply with any applicable recordkeeping requirements.

[National Integrity Life Insurance Company signature and date]

[Touchstone Securities, Inc. signature and date]

[ Broker- Dealer signature and date]